SOUNDBITE COMMUNICATIONS ANNOUNCES
STOCK REPURCHASE PROGRAM
BEDFORD, Mass., — March 26, 2010 — SoundBite Communications, Inc. (NASDAQ:SDBT), a leading provider of on-demand, multi-channel proactive customer communications, today announced that its Board of Directors has authorized the repurchase of up to $2.5 million of SoundBite’s common stock from time to time on the open market or in privately negotiated transactions.
“This repurchase program is intended to enhance shareholder value, as well as to demonstrate our confidence in the Company’s long-term growth prospects,” said Jim Milton, president & chief executive officer. “We remain enthusiastic about the opportunities presented by the Proactive Customer Communications market and we believe this repurchase program is prudent in light of our strong balance sheet and cash position.”
The timing and amount of any shares repurchased will be determined by SoundBite based on an evaluation of market conditions and other factors. Repurchases may be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when SoundBite might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with SoundBite’s stock plans and for other corporate purposes.
The repurchase program will be funded using SoundBite’s working capital. As of December 31, 2009, SoundBite had cash and cash equivalents of $36.3million, and approximately 16 million shares of common stock outstanding.
About SoundBite Communications
SoundBite Communications is a leading provider of on-demand, multi-channel proactive customer communications solutions designed to transform the way organizations communicate throughout the customer lifecycle to build trusted, lifelong and profitable relationships. Clients can leverage SoundBite’s proactive customer communications offering and expertise in designing, executing and optimizing communications strategies to engage in relevant customer interactions that deliver long-term business value. Visit SoundBite.com for more information.
Forward-Looking Statements
Statements in this press release regarding SoundBite’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of SoundBite’s stock prevailing from time to time, the nature of other investment opportunities presented to SoundBite from time to time, SoundBite’s cash flows from operations, general economic conditions, and other factors identified in SoundBite’s most recent Annual Report on Form 10-K filed with the SEC.
SoundBite is a registered service mark of SoundBite Communications, Inc.

(SDBT-G / F)

IR Contact:	Media Contact:

Lynn Ricci	Marie Ruzzo
SoundBite Communications	SoundBite Communications
+1 781 897 2696	+1 781 897 2632
lricci@SoundBite.com	mruzzo@SoundBite.com